Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Chris Ogle	Media Contact:	Kris Marubio
	Levi Strauss & Co.		Levi Strauss & Co.
	(800) 438-0349		(415) 501-6709
	cogle@levi.com		kmarubio@levi.com

LEVI STRAUSS & CO. ANNOUNCES FOURTH-QUARTER & FISCAL-YEAR 2012 FINANCIAL RESULTS

Reports Higher Cash Flow, Higher Net Income and Lower Net Debt Despite Decline in Revenues

Gross Margin Improves in Fourth Quarter

SAN FRANCISCO (February 7, 2013) – Levi Strauss & Co. (LS&Co.) today announced financial results for the fourth quarter and fiscal year ended November 25, 2012.

Highlights include:

($ millions)	Three Months Ended Nov. 25, 2012	Three Months Ended Nov. 27, 2011	Fiscal Year Ended Nov. 25, 2012	Fiscal Year Ended Nov. 27, 2011
Net revenues	$1,297	$1,344	$4,610	$4,762
Net income	$53	$44	$144	$138

On a reported basis, fourth-quarter and full-year net revenues declined 3 percent from the prior year. Excluding the impact of currency, fourth-quarter net revenues declined 2 percent and full-year net revenues were down less than 1 percent from the prior year. For both periods, increased sales from company-operated retail stores in the Americas and Europe were offset by the adverse impact of slowing economic conditions in Asia, as well as strategic choices taken during the third quarter to exit certain businesses in the Americas and Asia.

Operating income for both the fourth quarter and full year were flat to 2011. In the fourth quarter of 2012, improvements in gross margin were reinvested primarily into advertising activities.

Fourth quarter and full-year net income increased 20 percent and four percent from the prior year, respectively, primarily reflecting lower tax expense due to a tax benefit the company recorded in the fourth quarter.

“In 2012, we made some tough choices and executed significant changes to set the company on a path towards driving sustainable profitable growth,” said Chip Bergh, president and chief executive officer. “We have a largely new leadership team, sharper strategies and a new organization model designed to win in the marketplace. We’re focused on driving our profitable core businesses, expanding beyond the core to develop a more balanced portfolio, becoming a best-in-class retailer and making our cost structure more competitive.”

– more –

LS&Co. FY 2012 Results/Add One

February 7, 2013

Fourth Quarter 2012 Highlights

•

Gross profit in the fourth quarter was $649 million compared with $624 million for the same period in 2011. Gross margin for the fourth quarter was 50 percent of net revenues compared with 46 percent of net revenues in the fourth quarter of 2011. The gross margin improvement reflected increased sales from the company’s retail stores, a decline in sales to lower-margin channels and lower cotton costs.

•

Selling, general and administrative (SG&A) expenses for the fourth quarter increased to $558 million compared with $532 million in the same period of 2011, primarily reflecting increased advertising activities in some markets and a difference in timing of campaigns.

•

Lower income tax expense, which benefitted net income, resulted from a tax benefit of $27 million that the company recorded in conjunction with reaching an agreement with the State of California on state tax refund claims involving tax years 1986 through 2004.

Regional Overview

Regional net revenues for the fourth quarter were as follows:

			% Increase
Net Revenues ($ millions)	Three Months Ended November 25, 2012	Three Months Ended November 27, 2011	As Reported	Constant Currency
Americas	$818	$807	1%	1%
Europe	$294	$306	(4)%	2%
Asia Pacific	$186	$231	(20)%	(18)%

•

In the Americas, the net revenue increase was driven by higher sales in Levi’s® brand retail stores across outlet and online channels. Wholesale net revenues declined, reflecting fewer sales to lower-margin channels and the company’s third-quarter decision to license the Levi’s® brand boys business.

•

Net revenues in Europe increased on a constant-currency basis, reflecting growth of the company-operated retail network. Sales to traditional wholesale channels declined, reflecting the ongoing depressed retail environment, most notably in southern Europe.

•

The net revenue decline in Asia Pacific reflected high channel inventories and challenging market conditions. The company’s decision in the third quarter of 2012 to phase out the Denizen® brand in Asia also contributed to the decline in revenues.

– more –

LS&Co. FY 2012 Results/Add Two

February 7, 2013

Fiscal Year 2012 Highlights

•

Gross profit for the fiscal year was $2,199 million compared with $2,292 million in 2011, reflecting unfavorable currency effects and the company’s decision to phase out the Denizen® brand in Asia. Gross margin of 48 percent of revenues in 2012 reflected a slight decline from the prior year. Excluding unfavorable currency effects and the impact of the Denizen® brand phase-out, gross margin improved due to increased revenue from company-operated stores, the decline in sales to lower-margin channels and the benefit of the lower cost of cotton.

•	SG&A expenses declined to $1,865 million for 2012 compared with $1,956 million in the prior year, primarily due to favorable currency effects and lower advertising and promotion expenses.

•

Operating income for 2012 was $334 million compared to $336 million the prior year, primarily due to unfavorable currency effects. On a constant-currency basis, higher operating income primarily reflected lower expenses.

Cash Flow and Balance Sheet

The company ended the fourth quarter with cash and cash equivalents of $406 million and unused availability under its credit facility of $534 million. Cash provided by operating activities improved to $531 million for 2012, primarily reflecting reduced purchases and lower cost of inventory, as well as lower operating costs. Higher cash flow during 2012 enabled the company to pay off all borrowings against its credit facility. Net debt was $1.3 billion at the end of fiscal 2012 as compared to $1.8 billion at the end of fiscal 2011.

Investor Conference Call

The company’s fourth-quarter and full-year 2012 investor conference call will be available through a live audio webcast at http://www.levistrauss.com/investors today, February 7, 2013, at 1 p.m. PST/4 p.m. EST or via the following phone numbers: 800-891-4735 in the United States and Canada, or 973-200-3066 internationally; I.D. No. 90792730. A replay is available on the website the same day and will be archived for one month. A telephone replay also is available through February 14, 2013, at 800-585-8367; I.D. No. 90792730.

Forward Looking Statements

This news release contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have based these forward-looking statements on our current assumptions, expectations and projections about future events. We use words like “believe,” “will,” “so we can,” “when,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Investors should consider the information contained in our filings with the U.S. Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the fiscal year ended 2012, especially in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections. Other unknown or unpredictable factors also

– more –

LS&Co. FY 2012 Results/Add Three

February 7, 2013

could have material adverse effects on our future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this news release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this news release. We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this news release to reflect circumstances existing after the date of this news release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

About Levi Strauss & Co.

Levi Strauss & Co. is one of the world’s largest brand-name apparel companies and a global leader in jeanswear. The company designs and markets jeans, casual wear and related accessories for men, women and children under the Levi’s®, Dockers®, Signature by Levi Strauss & Co.™, and Denizen® brands. Its products are sold in more than 110 countries worldwide through a combination of chain retailers, department stores, online sites, and a global footprint of approximately 2,300 franchised and company-operated stores. Levi Strauss & Co.’s reported fiscal 2012 net revenues were $4.6 billion. For more information, go to http://levistrauss.com.

# # #

LEVI STRAUSS & CO. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	November 25, 2012	November 27, 2011
	(Dollars in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$406,134	$204,542
Trade receivables, net of allowance for doubtful accounts of $20,738 and $22,684	500,672	654,903
Inventories:
Raw materials	5,312	7,086
Work-in-process	9,558	9,833
Finished goods	503,990	594,483

Total inventories	518,860	611,402
Deferred tax assets, net	116,224	99,544
Other current assets	136,483	172,830

Total current assets	1,678,373	1,743,221
Property, plant and equipment, net of accumulated depreciation of $782,766 and $731,859	458,807	502,388
Goodwill	239,971	240,970
Other intangible assets, net	59,909	71,818
Non-current deferred tax assets, net	612,916	613,161
Other non-current assets	120,101	107,997

Total assets	$3,170,077	$3,279,555

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Short-term debt	$59,759	$154,747
Current maturities of capital leases	1,760	1,714
Accounts payable	225,726	204,897
Other accrued liabilities	263,575	256,316
Accrued salaries, wages and employee benefits	223,850	235,530
Accrued interest payable	5,471	9,679
Accrued income taxes	16,739	9,378

Total current liabilities	796,880	872,261
Long-term debt	1,669,452	1,817,625
Long-term capital leases	262	1,999
Postretirement medical benefits	140,958	140,108
Pension liability	492,396	427,422
Long-term employee related benefits	62,529	75,520
Long-term income tax liabilities	40,356	42,991
Other long-term liabilities	60,869	51,458

Total liabilities	3,263,702	3,429,384

Commitments and contingencies
Temporary equity	7,883	7,002

Stockholders’ Deficit:
Levi Strauss & Co. stockholders’ deficit
Common stock—$.01 par value; 270,000,000 shares authorized; 37,392,343 shares and 37,354,021 shares issued and outstanding	374	374
Additional paid-in capital	33,365	29,266
Retained earnings	273,975	150,770
Accumulated other comprehensive loss	(414,635)	(346,002)

Total Levi Strauss & Co. stockholders’ deficit	(106,921)	(165,592)
Noncontrolling interest	5,413	8,761

Total stockholders’ deficit	(101,508)	(156,831)

Total liabilities, temporary equity and stockholders’ deficit	$3,170,077	$3,279,555

The notes accompanying our consolidated financial statements in our Form 10-K are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended November 25, 2012	Year Ended November 27, 2011	Year Ended November 28, 2010
	(Dollars in thousands)
Net revenues	$4,610,193	$4,761,566	$4,410,649
Cost of goods sold	2,410,862	2,469,327	2,187,726

Gross profit	2,199,331	2,292,239	2,222,923
Selling, general and administrative expenses	1,865,352	1,955,846	1,841,562

Operating income	333,979	336,393	381,361
Interest expense	(134,694)	(132,043)	(135,823)
Loss on early extinguishment of debt	(8,206)	(248)	(16,587)
Other income (expense), net	4,802	(1,275)	6,647

Income before income taxes	195,881	202,827	235,598
Income tax expense	54,922	67,715	86,152

Net income	140,959	135,112	149,446
Net loss attributable to noncontrolling interest	2,891	2,841	7,057

Net income attributable to Levi Strauss & Co.	$143,850	$137,953	$156,503

The notes accompanying our consolidated financial statements in our Form 10-K are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended	Year Ended	Year Ended
	November 25,	November 27,	November 28,
	2012	2011	2010
	(Dollars in thousands)
Cash Flows from Operating Activities:
Net income	$140,959	$135,112	$149,446
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	122,608	117,793	104,896
Asset impairments	27,031	5,777	6,865
Gain on disposal of property, plant and equipment	(351)	(2)	(248)
Unrealized foreign exchange gains	(3,146)	(5,932)	(17,662)
Realized (gain) loss on settlement of forward foreign exchange contracts not designated for hedge accounting	(8,508)	9,548	16,342
Employee benefit plans’ amortization from accumulated other comprehensive loss	1,412	(8,627)	3,580
Employee benefit plans’ curtailment (gain) loss, net	(2,391)	129	106
Noncash (gain) loss on extinguishment of debt, net of write-off of unamortized debt issuance costs	(3,643)	226	(13,647)
Amortization of deferred debt issuance costs	4,323	4,345	4,332
Stock-based compensation	5,965	8,439	6,438
Allowance for doubtful accounts	5,024	4,634	7,536
Deferred income taxes	19,853	16,153	31,113
Change in operating assets and liabilities:
Trade receivables	145,717	(116,003)	(30,259)
Inventories	87,547	(6,848)	(148,533)
Other current assets	34,384	(39,231)	(20,131)
Other non-current assets	1,019	4,780	(7,160)
Accounts payable and other accrued liabilities	46,578	(55,300)	39,886
Income tax liabilities	(27,811)	(15,242)	6,330
Accrued salaries, wages and employee benefits and long-term employee related benefits	(74,140)	(55,846)	(12,128)
Other long-term liabilities	7,995	(2,358)	19,120
Other, net	551	301	52

Net cash provided by operating activities	530,976	1,848	146,274

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(83,855)	(130,580)	(154,632)
Proceeds from sale of property, plant and equipment	640	171	1,549
Proceeds (payments) on settlement of forward foreign exchange contracts not designated for hedge accounting	8,508	(9,548)	(16,342)
Acquisitions, net of cash acquired	(491)	—	(12,242)
Other	—	(1,000)	(114)

Net cash used for investing activities	(75,198)	(140,957)	(181,781)

Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	385,000	—	909,390
Repayments of long-term debt and capital leases	(407,963)	(1,848)	(866,051)
Proceeds from senior revolving credit facility	50,000	305,000	—
Repayments of senior revolving credit facility	(250,000)	(213,250)	—
Short-term borrowings, net	(694)	19,427	27,311
Debt issuance costs	(7,376)	(7,307)	(17,546)
Restricted cash	565	(3,803)	(700)
Repurchase of common stock	(603)	(489)	(78)
Excess tax benefits from stock-based compensation	168	—	—
Dividend to stockholders	(20,036)	(20,023)	(20,013)

Net cash (used for) provided by financing activities	(250,939)	77,707	32,313

Effect of exchange rate changes on cash and cash equivalents	(3,247)	(3,782)	2,116

Net increase (decrease) in cash and cash equivalents	201,592	(65,184)	(1,078)
Beginning cash and cash equivalents	204,542	269,726	270,804

Ending cash and cash equivalents	$406,134	$204,542	$269,726

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$128,718	$129,079	$147,237
Income taxes	49,346	56,229	52,912

The notes accompanying our consolidated financial statements in our Form 10-K are an integral part of these consolidated financial statements.